EXHIBIT 10.3

Execution Copy

In this document, “[***]” indicates that certain confidential information has been redacted from this document because it is both (i) not material to investors and (ii) likely to cause competitive harm to the Company if publicly disclosed.

DEVELOPMENT AND MANUFACTURING LICENSE AGREEMENT

Between

QORVO BIOTECHNOLOGIES, LLC;

ZOMEDICA CORP.

and

ZOMEDICA INC.

dated as of January 17, 2023

Execution Copy

2

Execution Copy

DEVELOPMENT AND MANUFACTURING LICENSE AGREEMENT

This Development and Manufacturing License Agreement (this “Agreement”), dated as of January 17, 2023 (the “Effective Date”) is entered into by and among Qorvo Biotechnologies, LLC having its principal place of business at 14505 21st Ave. N., Suite 212, Plymouth, MN 55447 (“Qorvo”), Zomedica Inc., having its principal place of business at 100 Phoenix Drive, Suite 190, Ann Arbor, MI 48108 (“Zomedica”) and, solely for the purposes of Article 2 and Section 12.4, Zomedica Corp., having its principal place of business at 100 Phoenix Drive, Suite 190, Ann Arbor, MI 48108 (“Zomedica Corp.”).  Each of Qorvo and Zomedica may hereafter be referred to as a “Party” or collectively as the “Parties.”

BACKGROUND

WHEREAS, Qorvo has designed and owns proprietary diagnostic technology for performing assays;

WHEREAS, Zomedica is a veterinary diagnostic and veterinary pharmaceutical company in the business of providing solutions to assist veterinarians in improving worldwide companion animal health;

WHEREAS, Qorvo and Zomedica Corp. previously entered into that certain Development and Supply Agreement dated November 26, 2018 (the “Development and Supply Agreement”) (a) to engage in a collaborative effort to develop assays specified by Zomedica Corp. for use with Qorvo-designed diagnostic instruments and cartridges to perform such assays and (b) for Zomedica Corp. to purchase and Qorvo to supply to Zomedica Corp. Qorvo-designed diagnostic instruments and cartridges for Zomedica Corp. to distribute for worldwide use in the veterinary market;

WHEREAS, Zomedica Corp. assigned the Development and Supply Agreement to Zomedica effective as of December 21, 2022;

WHEREAS, the Parties desire to terminate the Development and Supply Agreement and enter into this Agreement, in which Qorvo wishes to grant to Zomedica, and Zomedica wishes to receive, a license under Qorvo Product Technology to use, develop, manufacture, have manufactured, offer for sale, sell and import Products in the Field in the Territory, in each case in accordance with the terms and conditions set forth herein; and

WHEREAS, in connection with the foregoing, the Parties are simultaneously herewith entering into that certain (a) Transition and Support Agreement (the “Transition and Support Agreement”), pursuant to which Qorvo will support the transition of Cartridge and Instrument manufacturing and Assay and Software development to Zomedica; and (b) BAW Sensor Supply Agreement (the “BAW Sensor Supply Agreement”), pursuant to which Qorvo will supply BAW Sensors to Zomedica for use in Products.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

3

Execution Copy

AGREEMENT

1. Definitions

Unless otherwise specifically provided in this Agreement, the following terms have the following meanings:

1.1. “Action” has the meaning given to it in Section 12.6.

1.2. “Affiliate” means any Person, whether now or in the future, (a) that is directly or indirectly owned or controlled by a Party through the ownership by the Party of more than fifty percent (50%) of the voting stock or securities representing the right of such entity for the election of directors or other managing authority, (b) that directly or indirectly owns or controls a Party through the ownership by such entity of more than fifty percent (50%) of the voting stock or securities representing the right of the Party for the election of directors or other managing authority (“Parent Company”), or (c) that Parent Company directly or indirectly owns or controls through the ownership by the Parent Company of more than fifty percent (50%) of the voting stock or securities representing the right of such entity for the election of directors or other managing authority.

1.3. “Agreement” has the meaning given to it in the Preamble.

1.4. “Applicable Law” means any applicable federal, state, provincial, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, rule, regulation, or other pronouncement issued, enacted, adopted, passed, approved, promulgated, made, implemented, or otherwise put into effect by or under the authority of any Governmental Authority.

1.5. “Applicable Payor” has the meaning given to it in Section5.4.

1.6. “Assay” means [***].

1.7. “Auditor” has the meaning given to it in Section 5.3.6.

1.8. “BAW Sensor” means [***].

1.9. “BAW Sensor IP” means [***].

1.10. “BAW Sensor Supply Agreement” has the meaning given to it in the Recitals.

1.11. “Business Day” means any day other than a Saturday or Sunday that is not a national holiday in the United States.

1.12. “Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on March 31, 2023 and the last Calendar Quarter shall end on the last day of the Term.

4

Execution Copy

1.13. “Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31, 2023 and the last Calendar Year shall end on the last day of the Term.

1.14. “Cartridge” means [***].

1.15. “Cartridge Shelf Life” means the shelf life of a Cartridge, as set forth in the specification or on the label for such Cartridge.

1.16. “Change of Control” of a Person means (a) the sale, lease, exchange, transfer, conveyance or other disposition, in one or a series of related transactions, of more than 50% of the assets of such Person and its subsidiaries, taken as a whole, (b) the acquisition by any individual, entity or “group” (within the meaning of Section 13 of the Securities Exchange Act of 1934 (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50% of the voting power of the outstanding voting stock or voting equity interests of such Person, (c) a transaction or series of transactions (including by way of merger, consolidation, reorganization, exchange, issuance or sale of stock or equity interests or otherwise) (each, a “Specified Transaction”) the result of which is that the individuals or entities who were the beneficial owners of the voting stock or voting equity interests of such Person immediately prior to such Specified Transaction cease to beneficially own immediately after consummation of such Specified Transaction more than 50% of the voting power of the outstanding voting stock or voting equity interests of such Person or (d) an acquisition of another company or business or the assets and liabilities of a company or business if the individuals and entities who were the beneficial owners of such Person immediately prior to such acquisition would cease to own more than 50% of the voting power of the outstanding voting stock or voting equity interests of such Person after such acquisition.

1.17. “Claiming Party” has the meaning given to it in Section9.4.4.

1.18. “Combination Product” has the meaning given to it in Section5.3.3.

1.19. “Commercially Reasonable Efforts” means [***].

1.20. “Confidential Information” has the meaning given to it in Section 7.1.

1.21. “Controlled” means with respect to any Intellectual Property Rights, the possession (whether by ownership, license, or other agreement or arrangement existing now or after the Effective Date, other than pursuant to rights granted under this Agreement) by a Party or an Affiliate thereof of the right to grant to the other Party a license as provided herein under such Intellectual Property Rights without violating the terms of, or incurring any payments as a result of the grant of such a license under, any agreement or other arrangement of such Party or its Affiliate with any Third Party.

1.22. “Developed Assay” means [***].

1.23. “Developed Products” means the Developed Assays and Developed Cartridges.

5

Execution Copy

1.24. “Development and Supply Agreement” has the meaning given to it in the Recitals.

1.25. “Discloser” has the meaning given to it in Section 7.1.

1.26. “Effective Date” has the meaning given to it in the Preamble.

1.27. “Exchange Act” has the meaning given to it in Section1.16.

1.28. “Exclusivity Extension Fee” has the meaning given to it in Section 4.2.

1.29. “FDA” means the United States Food and Drug Administration.

1.30. “FD&C Act” means the United States Federal Food, Drug and Cosmetic Act, as amended.

1.31. “Field” means the practice of veterinary medicine for the health and wellbeing of any non-human animal (both domesticated and wild). For the avoidance of doubt, the Field excludes any and all human uses and applications.

1.32. “First Commercial Sale” means, with respect to a Product, the first sale for monetary value by or on behalf of Zomedica, its Affiliates or Sublicensees for use or consumption by a Third Party of such Product.

1.33. “GAAP” means United States generally accepted accounting principles.

1.34. “Governmental Authority” means any arbitrator, court, judicial, legislative, administrative or Regulatory Authority, commission, department, board, bureau, or body or other government authority or instrumentality or any Person exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government, whether foreign or domestic, whether federal, state, provincial, municipal, or other.

1.35. “Indemnified Party” has the meaning given to it in Section 9.3.

1.36. “Indemnifying Party” has the meaning given to it in Section 9.3.

1.37. “Infringement” has the meaning given to it in Section 6.3.1.

1.38. “Initial Exclusivity Term” has the meaning given to it in Section 4.2.

1.39. “Installation Qualification Process” means the installation qualification process established by the Joint Transition Committee under the Transition and Support Agreement.

1.40. “Instrument” means [***].

6

Execution Copy

1.41. “Intellectual Property Rights” and “Intellectual Property” means any and all intellectual property rights, including any and all rights in (a) U.S. and foreign utility or design patents, patent applications, and utility models; (b) patents issuing on the patent applications described in clause (a); (c) continuations, continuations-in-part, divisions, reissues, reexaminations, or extensions of the patents or applications described in clauses (a)-(b) ((a)-(c) collectively, “Patents”); (d) discoveries, inventions, developments, trade secrets, know-how, techniques, methodologies, modifications, innovations, improvements, designs and design concepts, technical information, expertise, processes, specifications, formulas, procedures, protocols, and data, results and other information (collectively, “Know-How”); (e) works of authorship, whether or not protectable by copyright, all copyrights to such works, including all copyright registrations and applications and all renewals and extensions thereof; (f) rights in industrial designs; and (g) trademarks, service marks, registrations and applications for trademarks and service marks, trade names, logos, designs, brand names, trade dress and slogans and the goodwill related thereto (collectively, “Trademarks”).

1.42. “Joint Developed IP” means any and all Intellectual Property Rights invented, created, developed or reduced to practice jointly by or behalf of Qorvo or any of its Affiliates and Zomedica or any of its Affiliates under or in connection with this Agreement. For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, Joint Developed IP excludes any BAW Sensor IP.

1.43. “Know-How” has the meaning given to it in Section1.42.

1.44. “Licensed Patents” means the Patents included in the Qorvo Product Technology.

1.45. “Losses” has the meaning given to it in Section 9.1.

1.46. “NDA” means the Mutual Non Disclosure Agreement between the Parties dated as of [***], as amended from time to time.

1.47. “Net Sales” means, with respect to a Product, the gross amount invoiced by or on behalf of Zomedica or any of its Affiliates or Sublicensees to Third Parties for the Product in the Territory, less: [***]. Such amounts shall be determined from the books and records of Zomedica or its Affiliates or Sublicensees, which in each case shall be maintained in accordance with GAAP.

1.48. “Non-Income Taxes” has the meaning given to it in Section5.4.

1.49. “Parent Company” has the meaning given to it in Section 1.2.

1.50. “Party” or “Parties” has the meaning given to it in the Preamble.

1.51. “Patent” has the meaning given to it in Section1.42.

1.52. “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision, department or agency of a government.

1.53. “Product” means any or all of the Instruments, Cartridges, Software and Assays.

7

Execution Copy

1.54. “Product Inventory Sell Off Period” means, on a Product-by-Product basis, the earlier of (a) [***] years after the effective date of the termination or expiration of this Agreement for any reason and (b)(i) with respect to any Cartridge, the expiration of the Cartridge Shelf Life for such Cartridge and (ii) with respect to any Instrument, Software or Assay, such time as Zomedica has ceased selling any Cartridges.

1.55. “Qorvo” has the meaning given to it in the Preamble.

1.56. “Qorvo Background IP” means any and all Intellectual Property Rights Controlled by Qorvo or any of its Affiliates (solely or jointly with any Third Party) (a) at any time prior to the Effective Date or (b) arising during the Term but independently from and outside the scope of this Agreement.

1.57. “Qorvo Developed IP” means any and all Intellectual Property Rights invented, created, developed or reduced to practice solely by or behalf of Qorvo or any of its Affiliates under or in connection with this Agreement

1.58. “Qorvo Indemnified Parties” has the meaning given to it in Section 9.2.

1.59. “Qorvo Product Technology” means any (a) Intellectual Property Rights (excluding Trademarks) existing and Controlled by Qorvo as of the Effective Date that are necessary for the use, development, manufacture, having manufactured, offer for sale, sale or importation of any Product and (b) Qorvo’s interest in any Joint Developed IP.

1.60. “Qorvo Trademarks” has the meaning given to it in Section4.9.1.

1.61. “Recipient” has the meaning given to it in Section 7.1.

1.62. “Regulatory Approvals” has the meaning given to it in Section 3.2.

1.63. “Regulatory Authority” means any supra-national, regional, national, state, or local regulatory agency or authority, including the FDA, that has authority to grant registrations, authorizations and approvals necessary for the commercial manufacture, distribution, marketing, promotion, sale, use, importation, or exportation of any Product in any country in the Territory, including any foreign agency or authority that performs the same or equivalent function as the FDA in the United States with respect to the Products.

1.64. “Released Claims” has the meaning [***].

1.65. “Released Parties” has the meaning [***].

1.66. “Releasing Parties” has the meaning [***].

1.67. “Software” means [***].

1.68. “Specified Transaction” has the meaning given to it in Section1.16.

1.69. “Sublicensee” means any Third Party granted a sublicense by Zomedica under Section 4.7.2 of any or all of the rights licensed to Zomedica under Section 4.1.

1.70. “Technology License” has the meaning given to it in Section 4.1.

8

Execution Copy

1.71. “Term” has the meaning given to it in Section 10.1.

1.72. “Territory” means worldwide.

1.73. “Third Party” means any Person other than the Parties or their Affiliates.

1.74. “Third-Party Claims” has the meaning given to it in Section 9.1.

1.75. “Trademarks” has the meaning given to it in Section1.42.

1.76. “Transition and Support Agreement” has the meaning given to it in the Recitals.

1.77. “Valid Claim” means (a) a claim of any issued and unexpired Patent whose validity, enforceability or patentability has not been affected by (i) irretrievable lapse, abandonment, revocation, dedication to the public or disclaimer or (ii) a holding, finding or decision of invalidity, unenforceability or non-patentability by a court, national or regional patent office, or other Governmental Authority that has competent jurisdiction, such holding, finding or decision being final and unappealable or unappealed within the time allowed for appeal or (b) a claim of a pending Patent application that was filed and is being prosecuted in good faith and has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application.

1.78. “Zomedica” has the meaning given to it in the Preamble.

1.79. “Zomedica Background IP” means any and all Intellectual Property Rights Controlled by Zomedica or any of its Affiliates (solely or jointly with any Third Party) (a) at any time prior to the Effective Date or (b) arising during the Term but independently from and outside the scope of this Agreement.

1.80. “Zomedica Corp.” has the meaning given to it in the Preamble.

1.81. “Zomedica Developed IP” means all Intellectual Property Rights invented, created, developed or reduced to practice solely by or behalf of Zomedica or any of its Affiliates under or in connection with this Agreement.

1.82. “Zomedica Guaranteed Obligations” has the meaning given to it in Section12.4.

1.83. “Zomedica Indemnified Parties” has the meaning given to it in Section 9.1.

2. Termination of Development and Supply Agreement

2.1. Termination. The Parties hereby agree that, as of the Effective Date, (a) the Development and Supply Agreement is hereby terminated in its entirety, (b) the Development and Supply Agreement shall have no further force or effect as of the Effective Date and (c) the Parties shall have no further rights or obligations thereunder (it being understood that, for the avoidance of doubt and notwithstanding anything in the Development and Supply Agreement to the contrary, any terms or conditions in the Development and Supply Agreement that purport to survive any termination or expiration thereof are hereby terminated in their entirety and have no further force and effect).

9

Execution Copy

2.2. Release.

2.2.1. [***].

2.2.2. [***].

2.2.3. [***].

3. Development, Manufacturing and Regulatory Activities and Responsibilities

3.1. Development and Manufacturing Responsibilities. The Parties hereby acknowledge and agree that, except as otherwise set forth in the Transition and Support Agreement and the BAW Sensor Supply Agreement, as between the Parties, Zomedica shall be solely responsible for all development and manufacturing activities with respect to the Products in the Field in the Territory. Qorvo shall have no obligation to perform any development or manufacturing activities with respect to Products in the Field in the Territory, other than as expressly set forth in the Transition and Support Agreement and BAW Sensor Supply Agreement.

3.2. Regulatory Activities and Responsibilities. Zomedica will manage and be solely responsible for any approvals, licenses, regulatory clearances, or other related requirements (“Regulatory Approvals”) necessary to use, develop, manufacture, have manufactured, offer for sale, sell or import the Products in the Field in any country in the Territory and all communications with Regulatory Authorities relating to using, developing, manufacturing, having manufactured, offering for sale, selling or importing the Products in the Field in the Territory. Zomedica will, in a timely manner, provide Qorvo with copies of any material written correspondence submitted to or received from Regulatory Authorities with respect to each Product and summaries of any material oral communication with Regulatory Authorities with respect to each Product. As reasonably requested by Zomedica, Qorvo will assist Zomedica with any such Regulatory Approvals, and Zomedica will reimburse Qorvo’s reasonable, pre-approved internal costs and external expenses incurred in connection with providing such assistance.

3.3. Recalls; Regulatory Actions.

3.3.1. Zomedica will maintain inventory and sales records with respect to the Products used, offered for sale, sold or imported by Zomedica in sufficient detail to enable Zomedica to conduct an effective recall of the Products if Zomedica reasonably determines that such a recall is required or otherwise necessary or appropriate. In the event of a recall of any Products initiated by Zomedica, Zomedica will be responsible for handling and conducting the recall and will be responsible for all associated costs; provided that Zomedica will notify Qorvo in writing regarding the decision to implement a recall of any Products and, if Zomedica decides not to conduct a recall with respect to a Product manufactured or supplied by Qorvo that Qorvo believes in good faith should be recalled, then Qorvo will have the right to initiate the recall for such Product. In the event of a recall initiated by Qorvo of any Cartridges supplied by Qorvo under the Transition and Support Agreement or any BAW Sensors supplied by Qorvo under the BAW Sensor Supply Agreement, the recall provisions of such agreements shall control in the event of a recall.

10

Execution Copy

3.3.2. If either Party receives a warning letter, notice of violation, inspection or audit request or other notice or communication from a Regulatory Authority, in each case, relating to the Products, then such Party will notify the other Party no later than five (5) Business Days following receipt thereof.

3.3.3. In the event of any conflict between the terms of this Section 3.3 and the terms of the Transition and Support Agreement or the BAW Sensor Supply Agreement, the terms of the Transition and Support Agreement and the BAW Sensor Supply Agreement will control.

4. License

4.1. Qorvo Product Technology License Grant to Zomedica. Subject to the terms and conditions of this Agreement, Qorvo hereby grants Zomedica a royalty-bearing, non-transferable (except in accordance with Section12.2) license, with the right to sublicense in accordance with Section4.7, under the Qorvo Product Technology to use, develop, manufacture, have manufactured, offer for sale, sell and import the Products and the Developed Products in the Field in the Territory during the Term. To the extent that the Qorvo Product Technology includes Software, Qorvo hereby grants Zomedica a royalty-free, non-transferable (except in accordance with Section12.2) license, with the right to sublicense in accordance with Section4.7, under such Software to use, reproduce, distribute, practice any method, execute, store, display, operate, maintain, modify (including without limitation create derivative works of) customize, improve, enhance, and copy the Software (which license will encompass all Intellectual Property Rights in the Software in the Field, including without limitation Patents, copyrights and designs) in object code and source code format, in each case, in connection with the use of the Products and Developed Products in the Field in the Territory during the Term. The licenses granted under this Section4.1 are referred to collectively as (the “Technology License”).

4.2. License Exclusivity Term. Subject to Section5.1, the Technology License granted to Zomedica shall be exclusive until the ten (10) year anniversary of the Effective Date (the “Initial Exclusivity Term”); provided that, if Zomedica pays to Qorvo an exclusivity extension fee in the amount of eight million U.S. Dollars ($8,000,000) (the “Exclusivity Extension Fee”) within sixty (60) days prior to the expiration of the Initial Exclusivity Term, the Technology License granted to Zomedica shall continue to be exclusive for the remainder of the Term (it being understood that if Zomedica does not pay to Qorvo such Exclusivity Extension Fee prior to the expiration of the Initial Exclusivity Term, the Technology License granted to Zomedica shall automatically become non-exclusive upon the expiration of the Initial Exclusivity Term). Notwithstanding the foregoing, in the event the BAW Sensor Supply Agreement is terminated by Zomedica pursuant to Section 10.3 of the BAW Sensor Supply Agreement, the Technology License granted to Zomedica shall automatically become non-exclusive and, for the avoidance of doubt, Zomedica shall have no right to extend the period during which the Technology License is exclusive and shall have no right of reimbursement or offset with respect to the Exclusivity Extension Fee.

11

Execution Copy

4.3. No Implied Licenses; No Rights for BAW Sensors; Retained Rights. Except as explicitly set forth in this Agreement, neither Party grants any license or other right, title or interest in, to or under its Intellectual Property Rights to the other Party, express or implied, whether by implication, estoppel, or otherwise. Without limiting the generality of the foregoing, Qorvo hereby expressly retains and reserves, on behalf of itself and its Affiliates, all right, title, and interest in, to and under the Qorvo Product Technology to the extent necessary to exercise its rights and perform its obligations hereunder, Transition and Support Agreement, and the BAW Sensor Supply Agreement. Zomedica will not practice under any Qorvo Product Technology or grant any Third Party any sublicense of its right to do the same, in each case, except as expressly permitted herein. For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, nothing in this Agreement grants Zomedica or any of its Affiliates any right, title or interest in, to or under any BAW Sensor IP or otherwise with respect to any BAW Sensors, and all such right, title and interest is expressly retained and reserved by Qorvo on behalf of itself and its Affiliates.

4.4. Source Code Delivery. Qorvo will deliver the latest version of the source code to the Software in existence as of the Effective Date to Zomedica within thirty (30) days of the Effective Date of this Agreement.

4.5. No Delivery or Support. Notwithstanding anything in this Agreement to the contrary, except as provided in Section4.4, nothing in this Agreement shall be construed as requiring Qorvo to deliver to Zomedica any Intellectual Property or any tangible embodiment thereof, whether in whole or part, or to provide any maintenance or support therefor.

4.6. Third-Party Intellectual Property. Without limiting Zomedica’s rights under Section9.1(a) for any breach by Qorvo of Section8.5, Zomedica will be solely responsible for identifying and ensuring that it has all Intellectual Property Rights necessary to use, develop, manufacture, have manufactured, offer for sale, sell and import each Product for which it undertakes, itself or through a Third Party, any use, development, manufacturing, having manufactured, offering for sale, selling or importing activities.

4.7. Performance by Affiliates, Sublicensees, and Subcontractors.

4.7.1. Performance by Affiliates and Subcontractors. Each Party may perform some or all of its obligations under this Agreement through Affiliates; provided, however, that each Party will remain responsible for and be a guarantor of the performance by its Affiliates and will cause its Affiliates to comply with the applicable provisions of this Agreement in connection with such performance. Each Party hereby expressly waives any requirement that the other Party exhaust any right, power or remedy, or proceed against an Affiliate, for any obligation or performance hereunder prior to proceeding directly against such Party. Wherever in this Agreement the Parties delegate responsibility to Affiliates, the Parties agree that such entities may not make decisions inconsistent with this Agreement, amend the terms of this Agreement, or act contrary to its terms in any way. Each Party may perform some or all of its obligations under this Agreement through one or more subcontractors; provided, that (a) the subcontracting Party remains fully responsible for the work allocated to, and payment to, such subcontractors to the same extent it would if it had done such work itself; (b) the subcontractor undertakes in writing obligations of confidentiality and non-use applicable to the Confidential Information that are at least as stringent as those set forth in this Agreement; and (c) the subcontractor agrees in writing to assign all inventions and other Intellectual Property Rights developed in the course of performing any such work under this Agreement to the subcontracting Party, and to cooperate and sign any documents to confirm or perfect such assignment. Each Party will ensure that each of its subcontractors accepts and complies with all of the applicable terms of this Agreement.

12

Execution Copy

4.7.2. Sublicensees of Zomedica. Subject to the terms of this Agreement, Zomedica will have the right to sublicense (a) any or all of the rights granted to it by Qorvo under Section4.1 to its Affiliates, provided that any such sublicense will automatically terminate if such Person ceases to be an Affiliate of Zomedica, (b) [***], (c) [***], and (d) any or all of the rights granted to it by Qorvo under Section4.1 to other classes of Third Parties for any other purpose permitted under this Agreement, subject to Qorvo’s prior written consent. Other than sublicenses under Section4.7.2(a) or (b) above, each sublicense to a Third Party must be granted under a written agreement that is consistent with the terms and conditions of this Agreement and that (i) requires each such Third-Party Sublicensee to which Zomedica grants a sublicense of the rights granted to Zomedica under Section4.1 to comply with the terms of this Agreement, (ii) includes Qorvo as an express intended third-party beneficiary under the sublicense with the right to enforce the applicable terms of such sublicense, and (iii) precludes the granting of further sublicenses in contravention of the terms of this Agreement. In addition, Zomedica will be responsible for the performance of any of its Sublicensees that are exercising rights under a sublicense of the rights granted by Qorvo to Zomedica under this Agreement. No grant of any such sublicense will relieve Zomedica of its obligations under this Agreement and Zomedica shall be liable for any violation of the terms and conditions of this Agreement caused by any sublicensee of Zomedica. Any termination of the Technology License granted to Zomedica under Section4.1 will cause each Sublicensee to automatically lose the same rights under any sublicense and each sublicense agreement shall include terms providing for such automatic loss of such rights by each Sublicensee. At Qorvo’s request, Zomedica will provide Qorvo with a copy of each such sublicense agreement, other than sublicense agreements under Section4.7.2(a) or (b), which copy may be redacted to remove provisions that are not necessary to monitor compliance with this Section4.7.2.

4.8. Development and Commercialization Obligations. During the Term, Zomedica, directly or indirectly through its Affiliates or Sublicensees, shall use Commercially Reasonable Efforts to commercialize Products in the Field in the Territory.

4.9. Trademarks.

4.9.1. Limited Trademark License. To the extent that any inventory of Products, or components or materials for such Products, in each case existing as of the Effective Date, or supplied by Qorvo to Zomedica after the Effective Date pursuant to the Transition and Support Agreement, bears any Trademarks owned by Qorvo (the “Qorvo Trademarks”), Qorvo grants Zomedica a limited, non-exclusive, non-transferable (except in accordance with Section 12.2) license, with the right to sublicense in accordance with Section 4.7, to continue to use such Qorvo Trademarks solely on such inventory of Products and solely in connection with the sale or provision of such inventory of such Products in the Field in the Territory, in each case in a manner consistent with Zomedica’s usage at the Effective Date as permitted under the Development and Supply Agreement.

13

Execution Copy

4.9.2. Ownership of Qorvo Trademarks. Neither this Agreement nor its performance confer on Zomedica any right with respect to the Qorvo Trademarks other than those rights expressly granted pursuant to this Agreement. Any use of any Qorvo Trademarks by Zomedica or any of its Affiliates or Sublicensees inures to the benefit of Qorvo. Zomedica shall not, and Zomedica shall cause its Affiliates and Sublicensees not to, (a) challenge the validity or ownership of any of the Qorvo Trademarks or any other Trademarks of Qorvo or claim adversely or assist in any claim adverse to Qorvo concerning any right, title or interest in any of the Qorvo Trademarks, (b) do or permit any act which may directly or indirectly impair or prejudice Qorvo’s or any of its Affiliates’ title to the Qorvo Trademarks or be detrimental to the reputation and goodwill of Qorvo or any of its Affiliates, including any act which might assist or give rise to any application to remove or de-register any of the Qorvo Trademarks or other Trademarks of Qorvo, or (c) register or use or attempt to register or to use any Trademark which may be similar to or comprise or include any of the Qorvo Trademarks.

4.9.3. Quality Standards and Inspection. Zomedica shall use the Qorvo Trademarks only in the form stipulated by Qorvo and shall conform to and observe such standards as Qorvo from time to time prescribes, including standards relative to the quality, design, identity, size, position, appearance, marking, color of the Qorvo Trademarks, and the manner, disposition and use of the Qorvo Trademarks and accompanying designations, on any document or other media including, without limitation, any promotional material. All services performed under the Qorvo Trademarks and all goods to which the Qorvo Trademarks are applied shall at all times be in compliance with Applicable Law, and such services performed or goods supplied shall in each case be effected in a manner so as not to bring discredit upon the Qorvo Trademarks. Qorvo shall have the right to inspect any designation, document or other media including any promotional material, and any facilities or records, used or maintained by Zomedica in connection with the performance of any services or supply of goods under one or more of the Qorvo Trademarks.

5. Consideration

5.1. License Fees. In consideration of the rights and licenses granted by Qorvo to Zomedica under this Agreement, Zomedica shall pay to Qorvo (a) four million U.S. Dollars ($4,000,000) within five (5) Business Days of the Effective Date and (b) an additional four million U.S. Dollars ($4,000,000) within five (5) Business Days of the completion of the Installation Qualification Process for a Cartridge production line at any Zomedica facility.

5.2. License Fee Refund. In the event that Qorvo ceases the manufacture and supply of BAW Sensors during the Initial Exclusivity Term, Qorvo shall refund to Zomedica the amount of the license fees received by Qorvo pursuant to Section5.1, where such refund shall be calculated at the percentage of the Initial Exclusivity Term remaining at the time of such discontinuance multiplied by the license fees received by Qorvo pursuant to Section5.1. By way of example only, if Qorvo ceases the manufacture and supply of BAW Sensors with seven (7) years remaining in the Initial Exclusivity Term (i.e., seventy percent (70%) of such Initial Exclusivity Term) and Zomedica has paid to Qorvo four million dollars ($4,000,000) in license fees pursuant to Section5.1 as of such time, then Qorvo shall refund to Zomedica seventy percent (70%) of such license fees (which equals two million eight hundred thousand dollars ($2,800,000)).

14

Execution Copy

5.3. Royalty.

5.3.1. Royalty Rate. As further consideration for the rights granted to Zomedica hereunder, commencing upon the First Commercial Sale of any Product in the Territory, Zomedica shall pay to Qorvo a nonrefundable, noncreditable royalty on Net Sales of all Products (other than Cartridges or Assays supplied by or on behalf of Qorvo to Zomedica pursuant to the Transition and Support Agreement) in the Territory on a Product-by-Product and country-by-country basis at the following rates:

(a) for that period commencing on the First Commercial Sale of such Product in such country until the[***] anniversary of the First Commercial Sale of such Product in such country, a royalty rate of [***]; and

(b) for that period commencing on the [***] anniversary of the First Commercial Sale of such Product in such country until such time as there are no longer any sales of such Product in such country, a royalty rate of [***].

5.3.2. Royalty Rate Reductions. Notwithstanding the foregoing, in the event that from and after the date on which any Product is offered for sale or sold in any country and is not covered by any Valid Claim of any Licensed Patent, the royalty rate for such Product in such country shall be reduced by [***] of the applicable royalty rate set forth in Section 5.3.1 (i.e., to [***] until the [***] anniversary of the First Commercial Sale or [***] following the [***] anniversary of the First Commercial Sale). In the event Zomedica is required to obtain one or more licenses under any issued Patent in existence as of the Effective Date controlled by a Third Party that is necessary for Zomedica to commercialize any Cartridge, Assay or Instrument, as such Cartridge, Assay or Instrument exists as of the Effective Date, in accordance with this Agreement, the royalty which Zomedica actually pays to such Third Party during a Calendar Quarter in respect of such issued Patent may be credited against up to [***] of royalties otherwise payable by Zomedica to Qorvo under this Article 5 for such applicable royalty payment period.

5.3.3. Combination Product. Where a Product is sold by Zomedica in combination with other products that are not covered by any Qorvo Product Technology, such as in a kit or a package (any Product together with such other product(s), collectively, a “Combination Product”), the Net Sales of such a Combination Product in a country will be determined by multiplying the Net Sales of such Combination Product in such country by the fraction of A/A+B, where A is the average unit selling price of the Product included in such Combination Product sold separately in that country and B is the total average unit selling price of the other products included in such Combination Product, when sold separately in that country. If neither the Product nor the other products included in the Combination Product are sold separately in such country, then the Parties shall negotiate in good faith the amount of Net Sales of the Combination Product that are attributable to a Product to determine the amount of Net Sales of the Product contained in the Combination Product.

5.3.4. Payment; Reports. Within sixty (60) days after June 30 and December 31 of each Calendar Year during the Term, commencing with the First Commercial Sale of any Product in the Field in the Territory, (a) Zomedica shall provide Qorvo with a report that contains the following information for such Calendar Quarter, on a Product-by-Product basis: (i) Net Sales of such Product and (ii) a calculation of the royalty payment due on such Net Sales of such Product and (b) Zomedica shall remit payment to Qorvo of all royalties shown to be due in such report.

15

Execution Copy

5.3.5. Financial Records and Audit. Zomedica shall maintain complete and accurate records in sufficient detail to permit Qorvo to confirm the accuracy of any royalty payments under this Agreement. Upon Qorvo’s reasonable request and with at least thirty (30) days’ prior written notice provided by Qorvo to Zomedica, Zomedica shall permit an internationally recognized independent certified public accountant selected by Qorvo and reasonably acceptable to Zomedica to examine such records during regular business hours for the purpose of verifying for Qorvo the accuracy of the financial reports furnished by Zomedica under this Agreement or of any payments made, or required to be made, by Zomedica to Qorvo pursuant to this Agreement. Prior to each such audit, such independent certified public accountant shall execute a confidentiality agreement that is reasonably acceptable to Zomedica. The foregoing audit right shall survive and continue to apply for a period of three (3) Calendar Years from the end of the Calendar Year to which such records pertain, and Qorvo shall not be permitted to exercise such audit right more often than once each Calendar Year and no such record may be audited more than once. The independent certified public accountant shall disclose to Qorvo only whether the audited reports are correct or incorrect and the specific details concerning any discrepancies. Qorvo shall not receive any other information from such independent certified public accountant in respect of such audits. Qorvo shall bear the full cost of such audit unless such audit reveals an underpayment by Zomedica of more than the greater of [***] of the amount actually due for any Calendar Year being audited, in which case Zomedica shall reimburse Qorvo for any reasonable costs of such audit. Zomedica shall pay to Qorvo any underpayment discovered by such audit within thirty (30) days after the independent certified public accountant’s report, plus interest (as set forth in Section 5.5) from the original due date. If the audit reveals an overpayment by Zomedica, then Zomedica may offset any such overpayment (plus interest (as set forth in Section 5.5) from the original due date) against any future payments due to Qorvo (it being understood that if Zomedica does not owe any future payments to Qorvo, Qorvo shall pay to Zomedica the overpayment within thirty (30) days after the date of the audit, plus interest (as set forth in Section 5.5) from the original due date).

5.3.6. Audit Dispute. If Zomedica disputes the results of any audit conducted pursuant to Section 5.3.5, the Parties shall work in good faith to resolve the disagreement. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within thirty (30) days, the dispute shall be submitted for resolution to a certified public accounting firm jointly selected by each Party’s certified public accountants or to such other person as the Parties shall mutually agree (the “Auditor”). The decision of the Auditor shall be final and binding on both Parties, and the costs of such procedure as well as the initial audit shall be borne equally between the Parties. If the Auditor determines that there has been an underpayment by Zomedica, Zomedica shall pay to Qorvo the underpayment within thirty (30) days after the Auditor’s decision, plus interest (as set forth in Section 5.5) from the original due date. If the Auditor determines that there has been an overpayment by Zomedica, then Zomedica may offset such overpayment (plus interest (as set forth in Section 5.5) from the original due date) against any future payments due to Qorvo (it being understood that if Zomedica does not owe any future payments to Qorvo, Qorvo shall pay to Zomedica the overpayment within thirty (30) days after the Auditor’s decision, plus interest (as set forth in Section 5.5) from the original due date).

16

Execution Copy

5.4. Taxes and Withholding. Zomedica shall be responsible for and shall pay any and all excise, sales, use, value-added, goods and services, transfer, stamp, documentary, filing, recordation and other similar taxes, in each case, imposed or payable with respect to, or assessed as a result of payments, pursuant to this Agreement (collectively, “Non-Income Taxes”). The Party required to account for such Non-Income Tax shall provide to the other Party appropriate tax invoices and, if applicable, evidence of the remittance of the amount of such Non-Income Tax to the relevant Governmental Authority. The Parties shall use commercially reasonable efforts to minimize Non-Income Taxes and obtain any refund, return, rebate or the like of any Non-Income Tax, including by filing any necessary exemption or other similar forms, certificates or other similar documents, in each case, to the extent legally permissible, including, to the extent possible, by using local country service providers or invoicing. If Zomedica, Zomedica Corp., or, pursuant to Section4.7, any Affiliate, Sublicensee or subcontractor to which Zomedica delegates payment responsibility (such payor, the “Applicable Payor”) is required under Applicable Law to deduct or withhold any amount for or on account of taxes from any payment made by the Applicable Payor under this Agreement, the Applicable Payor shall pay such additional amounts to Qorvo as may be necessary so that the net amount received by Qorvo after such deduction or withholding (including any deduction or withholding in respect of such additional amounts, and excluding, for the avoidance of doubt, any tax payable by Qorvo by reference to Qorvo’s net income) is equal to the full amount Qorvo would have received pursuant to this Agreement if no such deduction or withholding had been made.

5.5. Late Payments. Except for any payments that are disputed by Zomedica in good faith, any payments due under this Agreement that are not made on or before the applicable due date will bear interest at the lower of (a) the maximum rate permitted by Applicable Law and (b) the rate of [***] per annum above the base interest rate of the Federal Reserve System of the United States on the payment due date or, if unavailable, on the latest date prior to the payment due date on which such rate is available, calculated on a daily basis on the actual number of days elapsed from the payment due date to the date of actual payment.

5.6. Payments. All payments due under this Agreement will be paid in U.S. Dollars from a U.S. entity to a U.S. entity, without deduction or exchange, collection, or other charges and by check, ACH, electronic funds transfer, or wire transfer of immediately available funds into an account designated by Qorvo in writing. Except as expressly set forth in this Agreement, all payments made under this Agreement will be non-refundable and non-creditable against any other payments due hereunder. When conversion of payments from any currency other than U.S. Dollars is required, such conversion shall be at the exchange rate published by The Wall Street Journal (U.S. edition) on the last day of the Calendar Quarter in which the applicable sales were made.

6. Intellectual Property Rights

6.1. Ownership of Intellectual Property.

6.1.1. Background Intellectual Property. As between the Parties, (a) Zomedica will solely and exclusively own and retain all of its right, title and interest in, to and under all Zomedica Background IP and (b) Qorvo will solely and exclusively own and retain all of its right, title and interest in, to and under all Qorvo Background IP.

6.1.2. Zomedica Developed IP. As between the Parties, Zomedica will solely and exclusively own all right, title and interest in, to and under all Zomedica Developed IP. As between the Parties, Zomedica shall have the sole right to prosecute, maintain, enforce and defend any and all Zomedica Developed IP.

17

Execution Copy

6.1.3. Qorvo Developed IP. As between the Parties, Qorvo will solely and exclusively own all right, title and interest in, to and under all Qorvo Developed IP. As between the Parties, Qorvo shall have the sole right to prosecute, maintain, enforce and defend any and all Qorvo Developed IP.

6.1.4. Joint Developed IP. Each Party will have an equal and undivided joint ownership interest in and to the Joint Developed IP. Each Party will exercise its ownership rights in and to such Joint Developed IP, including the right to license and sublicense or otherwise to exploit, transfer or encumber its ownership interest, without an accounting or obligation to, or consent required from, the other Party (it being understood that Qorvo’s interest in the Joint Developed IP is subject to the Technology License granted to Zomedica under Section 4.1 and Zomedica’s interest in the Joint Developed IP is subject to the license granted to Qorvo under Section 6.1.6). At the reasonable written request of a Party, the other Party shall in writing grant such consents and confirm that no such accounting is required to effect the foregoing regarding Joint Developed IP. Each Party, for itself and on behalf of its Affiliates, licensees and Sublicensees, and employees, subcontractors, consultants and agents of any of the foregoing, hereby assigns (and to the extent such assignment can only be made in the future hereby agrees to assign), to the other Party an equal and undivided joint ownership interest in and to all Joint Developed IP to be held in accordance with this Section 6.1.4.

6.1.5. BAW Sensor IP. Zomedica acknowledges and agrees that it has no rights under this Agreement in, to or under any BAW Sensor IP or with respect to any BAW Sensors. Notwithstanding the foregoing or anything in this Agreement to the contrary, if and to the extent that Zomedica acquires any right, title or interest in, to or under any BAW Sensor IP or BAW Sensors, Zomedica, for itself and on behalf of its Affiliates, hereby automatically and irrevocably assigns to Qorvo all right, title, and interest in, to and under such BAW Sensor IP and BAW Sensors and shall provide all reasonable assistance and execute all documents necessary to assist with enabling Qorvo to prosecute, perfect, register, record, enforce and defend any of its rights in any BAW Sensor IP and BAW Sensors. During the term of the BAW Sensor Supply Agreement and for a period of three (3) years thereafter, Zomedica will promptly disclose to Qorvo any and all BAW Sensor IP and BAW Sensors invented, created, developed or reduced to practice by or on behalf of Zomedica or any of its Affiliates. For the avoidance of doubt, notwithstanding anything in this Agreement to the contrary, as between the Parties, Qorvo shall have the sole right to prosecute, maintain, enforce and defend any and all BAW Sensor IP.

6.1.6. License to Qorvo. Zomedica hereby grants to Qorvo a perpetual, irrevocable, royalty-free, fully paid-up, worldwide, non-exclusive license under Zomedica’s interest in the Joint Developed IP to use, develop, manufacture, have manufactured, offer for sale, sell and import any product or service outside of the Field.

6.1.7. Further Assurances. Each Party will take, and will cause to be taken by its employees or agents, all actions reasonably necessary to effectuate Intellectual Property Rights ownership as set forth in this Section 6.1, including by executing or causing execution of further assignments, consents, releases, and other commercially reasonable documentation and providing good faith testimony by declaration, affidavit, in-person, or otherwise.

18

Execution Copy

6.2. Maintenance and Prosecution of Licensed Patents. As between the Parties, Qorvo shall have the first right, but not the obligation, to prepare, file, prosecute and maintain the Licensed Patents worldwide, in each case, at its sole cost and expense. If Qorvo elects not to file or to continue to prosecute or maintain a Licensed Patent, then it shall notify Zomedica in writing at least [***] days before any deadline applicable to the filing, prosecution or maintenance of such Licensed Patent, as the case may be, or any other date by which an action must be taken to establish or preserve such Licensed Patent in such country of possession. In such case, upon Zomedica’s written election provided to Qorvo no later than [***] days after such notice from Qorvo, Zomedica shall have the right to pursue the filing or support the continued prosecution or maintenance of such Licensed Patent, at Zomedica’s sole cost and expense. If Qorvo elects not to continue prosecution or maintenance of any of the Licensed Patents, solely for purposes of Section5.3.2 such Licensed Patents shall not be considered Licensed Patents, regardless of whether Zomedica elects to assume the prosecution and maintenance of such Licensed Patents.

6.3. Enforcement of Licensed Patents.

6.3.1. Notice. Each Party will promptly notify the other Party of any alleged or threatened infringement of the Licensed Patents in the Field in the Territory, to the extent that such Party has actual knowledge of such alleged or threatened infringement (an “Infringement”).

6.3.2. Enforcement of Licensed Patents. As between the Parties, Qorvo shall have the first right, but not the obligation, to prosecute any Infringement with respect to the Licensed Patents at Qorvo’s sole cost and expense, using counsel of its own choice. In the event Qorvo prosecutes any such Infringement in any Action, where such Infringement is in the Field, Zomedica shall have the right to join as a party to such Action and participate with its own counsel at its sole cost and expense; provided that Qorvo shall retain control of the prosecution of such Action, including the response to any defense or defense of any counterclaim raised in connection therewith. [***].

6.3.3. Cooperation. The Parties agree to cooperate fully in any Infringement Action pursuant to this Section 6.3. Where a Party controls such an Action, the other Party shall, and shall cause its Affiliates to, assist and cooperate with the controlling Party, as such controlling Party may reasonably request from time to time, in connection with its activities set forth in this Section 6.3, including where necessary, being named as a necessary party to such Action, providing reasonable access to relevant documents and other evidence and making its employees available at reasonable business hours.

6.3.4. Settlement. [***].

6.3.5. Recovery. [***].

19

Execution Copy

6.4. Invalidity or Unenforceability Defenses or Actions for Licensed Patents. Each Party shall promptly notify the other Party in writing of any alleged or threatened assertion of invalidity or unenforceability (including any declaratory judgment, interferences, reissue proceedings, derivation proceedings, reexaminations, oppositions, revocation actions, cancellations, inter partes review, post-grant review and any similar proceedings before any Governmental Authority) of any of the Licensed Patents by a Third Party of which such Party becomes aware. As between the Parties, Qorvo shall have the first right, but not the obligation, to defend and control the defense of the validity and enforceability of the Licensed Patents at its sole cost and expense and using counsel of its own choice, including when such invalidity or unenforceability is raised as a defense or counterclaim in connection with an Infringement Action initiated pursuant to Section6.3.2. Zomedica may participate in any such Action with counsel of its choice at its sole cost and expense; provided that Qorvo shall retain control of the defense in such Action. [***]. Where a Party controls such an Action, the other Party shall, and shall cause its Affiliates to, assist and cooperate with the controlling Party, as such controlling Party may reasonably request from time to time in connection with its activities set forth in this Section6.4, including where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such Action, providing reasonable access to relevant documents and other evidence and making its employees available at reasonable business hours. In connection with any activities with respect to a defense, claim or counterclaim relating to the Licensed Patents pursuant to this Section6.4, the controlling Party shall (i) consult with the other Party as to the strategy for such activities, (ii) consider in good faith any comments from the other Party and (iii) keep the other Party reasonably informed of any material steps taken and provide copies of all material documents filed, in connection with such defense, claim or counterclaim.

7. Confidentiality

7.1. Confidential Information. As used in this Agreement, the term “Confidential Information” means any information, data, or know-how, including, without limitation, ideas, inventions, algorithms, concepts, trade secrets, technical know-how, product specifications, schematics, technical drawings, systems, forecasts, strategies, plans, processes, procedures, techniques, methods, designs, customer and vendor information, prospect information, finances of a Party and any other information that a Party or any of its Affiliates (a “Discloser”) discloses or has disclosed to the other Party or any of its Affiliates (a “Recipient”) in tangible or non-tangible form and is identified as confidential at the time of disclosure or the like, or may be reasonably inferred to be confidential or proprietary by the nature of the content and context of the disclosure, including all information disclosed prior to the Effective Date pursuant to the NDA or the Development and Supply Agreement. Notwithstanding the foregoing, Confidential Information will not include information, technical data or know-how which (a) at the time of disclosure, is available to the general public, (b) at a later date, becomes available to the general public through no fault of Recipient and then only after such later date, (c) is received by Recipient at any time from a Third Party without breach of a non-disclosure or confidentiality obligation to Discloser, or (d) as shown by proper documentation, is known to Recipient at the time of disclosure, or independently developed by Recipient without the use or disclosure of Confidential Information of Discloser, other than information related to any specification, sample, prototype, design concepts, manufacturing techniques, medical protocol, medical procedure, and business strategies disclosed by Discloser, which will be at all times considered Confidential Information. Notwithstanding the foregoing, any information related to any specification, sample, prototype, design concepts, manufacturing techniques, medical protocol, medical procedure, and business strategies disclosed by Discloser will be considered Confidential Information. Information will not be deemed to be available to the general public for the purposes of the above exclusions from the definition of Confidential Information (i) merely because it is embraced by more general information in the prior possession of Recipient or of others, or (ii) merely because it is expressed in public literature in general terms not specifically in accordance with Confidential Information. All BAW Sensor IP, Qorvo Background IP, Qorvo Developed IP and Qorvo Product Technology is the Confidential Information of Qorvo. Zomedica Background IP and Zomedica Developed IP is the Confidential Information of Zomedica. The terms of this Agreement are the Confidential Information of both Parties.

20

Execution Copy

7.2. Non-Disclosure and Non-Use. The Parties agree that it is imperative for each of them that Confidential Information remain confidential. Accordingly, in order to maintain the confidentiality of the Confidential Information, and in consideration of the Discloser making it available to the Recipient, the Parties hereby further agree that during the Term of this Agreement and for a period of [***] years thereafter (or, with respect to trade secrets included in such Confidential Information, for so long as such trade secrets are maintained as trade secrets under Applicable Law) as follows: (a) not to disclose or otherwise reveal, without the Discloser’s prior written consent, any portion of the Confidential Information or any notes, extracts, summaries or other materials derived in any way from the inspection or evaluation thereof by the Recipient, except to its employees, directors, officers, Affiliates, agents, independent contractors and representatives that have a need to know such Confidential Information in order to exercise that Party’s rights and perform its obligations under this Agreement and who agrees in writing to be bound by the terms of this Agreement or an agreement with terms no less protective of the Discloser’s Confidential Information than this Agreement; (b) not to use the Confidential Information for personal gain or to advance or support its business ventures or the business ventures of Third Parties, other than to exercise rights or perform obligations under this Agreement and for no other purpose; (c) to protect the Discloser’s Confidential Information as it protects its own Confidential Information of a similar nature, but in any case will use no less care than reasonable care; and (d) the Recipient will not include the Discloser’s Confidential Information in any application for patent or utility model or design protection in any country filed by or on behalf of the Recipient. Upon discovery of an unauthorized disclosure, the Recipient will endeavor to prevent further disclosure or use and will notify the Discloser immediately. Except as otherwise expressly set forth herein, neither Party will have any liability resulting from use of the Confidential Information by the other.

7.3. Permissive Disclosure. Notwithstanding any other terms or conditions of this Agreement, the Recipient may disclose Confidential Information to satisfy a legal demand by a court of competent jurisdiction, or as necessary in regulatory proceedings, provided that the Recipient first advises the Discloser prior to the disclosure, unless such notice is prohibited by Applicable Law, so that the Discloser may seek appropriate relief from the court order or regulatory body, and, provided further, that the Recipient will disclose only that portion of the Confidential Information which is legally required to be disclosed and request confidential treatment of the Confidential Information by the court or regulatory body. In addition, nothing in this Agreement will prohibit a Party from making such disclosures to the extent required under applicable federal or state securities laws or any rule or regulation of any nationally recognized securities exchange. In such event, however, the disclosing Party will use good faith efforts to notify and consult with the other Party prior to such disclosure and, where applicable, will diligently seek confidential treatment to the extent such treatment is available under applicable securities laws.

21

Execution Copy

7.4. Reproduction. The Recipient will not copy or reproduce the Confidential Information provided or made available by the Discloser without the Discloser’s prior written permission, except for such copies as may reasonably be required to exercise rights or perform obligations under this Agreement.

7.5. Publicity. Except as required by Applicable Law or as necessary to enforce their respective rights under this Agreement, or disclosure to a Party’s legal or financial advisors or as permitted under Section7.3, and except as otherwise agreed to by the Parties in writing, the Parties will keep the terms of this Agreement confidential. The Parties acknowledge and agree that each Party is a publicly traded company and is required to make certain disclosures, including disclosures of material events and agree that nothing in this Agreement will prohibit any Party from making such disclosures to the extent required under applicable federal or state securities laws or any rule or regulation of any nationally recognized securities exchange. In such event, however, the disclosing Party will use good faith efforts to notify and consult with the other Party prior to such disclosure and, where applicable, will diligently seek confidential treatment to the extent such treatment is available under applicable securities laws. Each Party agrees that it may issue a press or news release, or make any similar public statements related to this Agreement, only if accurate at the time of issuance, otherwise in compliance with Applicable Law, and subject to the prior review and written approval of the other Party, not to be unreasonably withheld. Any such approved release, publicity or announcement made previously in accordance with this Section7.5 may be re-issued; provided that the information contained therein remains accurate at the time of re-issue.

8. Representations and Warranties

8.1. Authorization; Enforceability. Each Party represents and warrants to the other that (a) it has the power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby; (b) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action (corporate, limited liability company or otherwise); and (c) this Agreement constitutes a valid and binding obligation enforceable against such Party in accordance with its terms.

8.2. No Conflicts. Each Party represents and warrants to the other that the execution, delivery and performance of this Agreement by it and the consummation of the transactions contemplated hereby do not and will not (a) violate or conflict with its constitutive corporate documents, (b) violate any Applicable Law, or (c) result in any breach of, default under, or conflict with, any of the terms, conditions or provisions of any agreement, instrument, license, permit, or other obligation to which it is a party or by which it is bound.

8.3. No Confidential Information of Other Parties. Each Party represents and warrants to the other that it has not used, and will not use in the course of its performance hereunder, and will not disclose to the other, any confidential information of any Third Party, unless it is expressly authorized in writing by such Third Party to do so.

22

Execution Copy

8.4. Debarment. Zomedica represents, warrants and covenants that to its knowledge neither it nor any of its Affiliates or Sublicensees nor any of their respective directors, officers, employees or consultants is debarred or disqualified under the FD&C Act, as may be amended, or comparable laws in any country or jurisdiction other than the United States, and neither Zomedica nor any of its Affiliates or Sublicensees will, during the Term, knowingly employ or use the services of any Person who is debarred or disqualified, in connection with activities relating to any Product. If Zomedica becomes aware of the debarment or disqualification or threatened debarment or disqualification of any Person conducting activities contemplated by this Agreement, Zomedica shall use commercially reasonable efforts to notify Qorvo in writing and if required by Applicable Law, Zomedica shall cease employing, contracting with, or retaining any such Person to perform any such activities.

8.5. Intellectual Property. Qorvo represents and warrants to Zomedica that, as of the Effective Date:

8.5.1. [***].

8.5.2. [***].

8.5.3. [***].

8.6. Compliance.

8.6.1. In exercising its rights or performing its obligations under this Agreement, each Party agrees that it shall, and shall cause its respective Affiliates and Sublicensees, if applicable, and their respective employees and contractors to, comply with all Applicable Law, including all anti-corruption and anti-bribery laws and regulations, economic, trade and financial sanctions, and trade embargoes.

8.6.2. Each Party agrees that it shall not, and shall cause its respective Affiliates and Sublicensees, if applicable, and their respective employees and contractors not to, in connection with the exercise of any rights under this Agreement, directly or indirectly through any Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a public official or entity or other person for purposes of obtaining or retaining business for or with, or directing business to, any person, including any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a public official or entity or any other person in connection with the exercise of its rights under this Agreement.

8.7. DISCLAIMER. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE IN SECTIONS8.1-8.5 NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED (WHETHER WRITTEN OR ORAL), INCLUDING ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY MATTER WHATSOEVER, INCLUDING THE PRODUCTS, THE QORVO PRODUCT TECHNOLOGY, OR SUCH PARTY’S OBLIGATIONS UNDER THIS AGREEMENT. THE REPRESENTATIONS AND WARRANTIES OF EACH PARTY EXTEND ONLY TO THE OTHER PARTY. NEITHER PARTY WILL BE LIABLE FOR ANY CLAIM OR DEMAND AGAINST SUCH OTHER PARTY BY A THIRD PARTY, EXCEPT TO THE EXTENT PROVIDED IN SECTION9.1 AND SECTION9.2.

23

Execution Copy

9. Indemnification; Liability

9.1. Indemnification by Qorvo. Qorvo shall defend, indemnify, and hold Zomedica and its Affiliates and its and their respective officers, directors, employees and agents (collectively, “Zomedica Indemnified Parties”) harmless against any and all Actions brought by a Third Party (“Third-Party Claims”) against any Zomedica Indemnified Party and shall pay all expenses, settlements, awards, fines and costs of defense, including court costs and reasonable attorneys’ fees and expenses (collectively, “Losses”) with respect to any Third-Party Claims, in each case to the extent any such Third-Party Claim arises out of, or relates to (a) the breach by Qorvo of any covenant, representation, or warranty contained in this Agreement, (b) the gross negligence or willful misconduct of any Qorvo Indemnified Party or (c) any violation of Applicable Law by any Qorvo Indemnified Party. Qorvo will have no liability to Zomedica under this Section9.1 to the extent Zomedica is obligated to indemnify Qorvo for any such matter pursuant to Section9.2 of this Agreement.

9.2. Indemnification by Zomedica. Zomedica shall defend, indemnify, and hold Qorvo and its Affiliates and its and their respective officers, directors, employees and agents (collectively, “Qorvo Indemnified Parties”) harmless against any and all Third-Party Claims against any Qorvo Indemnified Party and shall pay all Losses with respect to any Third-Party Claims, in each case to the extent any such Third-Party Claim arises out of, or relates to (a) the breach by Zomedica of any covenant, representation or warranty contained in this Agreement, (b) any use, development, manufacture, having manufactured, offer for sale, sale or importation of any Product in the Field in the Territory, including any product liability or personal injury arising from or relating to any Product used, developed, manufactured, offered for sale, sale or imported by or on behalf of Zomedica or any of its Affiliates or Sublicensees, (c) the gross negligence or willful misconduct of any Zomedica Indemnified Party or (d) any violation of Applicable Law by any Zomedica Indemnified Party. Notwithstanding the foregoing, Zomedica will have no liability to Qorvo under this Section9.2 to the extent Qorvo is obligated to indemnify Zomedica for any such matter pursuant to Section9.1 of this Agreement.

9.3. Indemnification Procedure. If either Party is seeking indemnification under Section9.1 or Section9.2 (the “Indemnified Party”), it will inform the other Party (the “Indemnifying Party”) of the Third-Party Claim giving rise to such indemnification obligations within fifteen (15) days after receiving written notice of the Third-Party Claim (it being understood and agreed, however, that the failure or delay by an Indemnified Party to give such notice of a Third-Party Claim will not affect the Indemnifying Party’s indemnification obligations hereunder except to the extent the Indemnifying Party will have been actually and materially prejudiced as a result of such failure or delay to give notice). The Indemnifying Party will have the right to assume the defense of any such Third-Party Claim for which it is obligated to indemnify the Indemnified Party. The Indemnified Party will cooperate with the Indemnifying Party and the Indemnifying Party’s insurer as the Indemnifying Party may reasonably request, and at the Indemnifying Party’s cost and expense. The Indemnified Party will have the right to participate, at its own expense and with counsel of its choice, in the defense of any Third-Party that has been assumed by the Indemnifying Party. Neither Party will have the obligation to indemnify the other Party in connection with any settlement made without the Indemnifying Party’s written consent, which consent will not be unreasonably withheld, conditioned, or delayed. The Indemnifying Party will not admit liability of the Indemnified Party without the Indemnified Party’s prior written consent, which consent will not be unreasonably withheld, conditioned, or delayed. If the Parties cannot agree as to the application of Section9.1 or Section9.2 as to any Third-Party Claim, then the Parties may conduct separate defenses of such Third-Party Claims, with each Party retaining the right to claim indemnification from the other Party in accordance with Section9.1 or Section9.2, as applicable, upon resolution of the underlying Third-Party Claim.

24

Execution Copy

9.4. Limitation of Liability.

9.4.1. SUBJECT TO SECTION 9.4.3, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OF ANY KIND (INCLUDING ANY LOSS OF REVENUE, LOSS OF GOODWILL, LOSS OF BUSINESS OPPORTUNITY, LOSS OF PROFITS OR LOSS OF DATA, IN EACH CASE, TO THE EXTENT CONSTITUTING INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES), IN ALL SUCH CASES ARISING IN ANY MANNER FROM THIS AGREEMENT OR THE PERFORMANCE OR NONPERFORMANCE OF OBLIGATIONS HEREUNDER REGARDLESS OF THE FORESEEABILITY THEREOF.

9.4.2. SUBJECT TO SECTION 9.4.3, THE TOTAL AGGREGATE LIABILITY OF EITHER PARTY TO THE OTHER PARTY FOR ANY LOSS OR DAMAGE ARISING IN CONNECTION WITH THIS AGREEMENT SHALL NOT EXCEED [***].

9.4.3. THE LIMITATIONS OF LIABILITY IN SECTIONS 9.4.1 AND 9.4.2 SHALL NOT APPLY TO ANY RIGHTS, LOSSES, DAMAGES OR REMEDIES A PARTY MAY HAVE RELATING TO [***].

9.4.4. IN THE EVENT THAT A PARTY (THE “CLAIMING PARTY”) IS ENTITLED TO MAKE ANY CLAIM FOR ANY LOSS OR DAMAGE UNDER (A) THIS AGREEMENT AND (B) THE TRANSITION AND SUPPORT AGREEMENT AND/OR BAW SENSOR SUPPLY AGREEMENT, NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS ENTITLING SUCH CLAIMING PARTY ANY RIGHT TO CLAIM SUCH LOSS OR DAMAGE UNDER THIS AGREEMENT TO THE EXTENT THAT SUCH CLAIMING PARTY HAS MADE A CLAIM FOR SUCH LOSS OR DAMAGE UNDER THE TRANSITION AND SUPPORT AGREEMENT OR BAW SENSOR SUPPLY AGREEMENT (INCLUDING WHERE THE OTHER PARTY SATISFIES ITS INDEMNIFICATION OBLIGATIONS FOR SUCH LOSS OR DAMAGE UNDER THE TRANSITION AND SUPPORT AGREEMENT OR BAW SENSOR SUPPLY AGREEMENT) (IT BEING UNDERSTOOD THAT THIS CLAUSE IS INTENDED TO LIMIT THE CLAIMING PARTY FROM MAKING MORE THAN ONE CLAIM FOR THE SAME LOSS OR DAMAGE).

9.5. Insurance. Zomedica shall maintain during the Term and for [***] years thereafter, at its own expense, an adequate liability insurance or self-insurance program (including product liability insurance) to protect against potential liabilities and risk arising out of activities to be performed under this Agreement, and any agreement related hereto, and upon such terms (including coverages, deductible limits and self-insured retentions) as are customary in the veterinary medicine industry for the activities to be conducted by or on behalf of Zomedica under this Agreement. Qorvo will be named as an additional insured under such policies of Zomedica, and Zomedica will provide, at Qorvo’s request, a certificate of insurance evidencing its obligations hereunder. Zomedica will provide Qorvo with thirty (30) days’ written notice of cancellation, modification or termination of such insurance.

25

Execution Copy

10. Term and Termination

10.1. Term. The term of this Agreement will commence on the Effective Date and, unless earlier terminated pursuant to this Article10, will continue in perpetuity (the “Term”).

10.2. Termination for Cause. Either Party may, without prejudice to any other rights it may have, terminate this Agreement by providing written notice to the other Party if the other Party breaches any of its representations, warranties or obligations under this Agreement and fails to cure such breach within [***] days after receiving written notice thereof from the non-breaching Party, provided that if the alleged breaching Party disputes in good faith the existence or materiality of any such breach specified in the notice provided by the other Party, and the alleged breaching Party provides notice of such dispute within such [***] day cure period then such [***] day cure period will be tolled during the pendency of such dispute and the Party alleging such breach will not have the right to terminate this Agreement unless and until such dispute is resolved.

10.3. Failure to Pay. Notwithstanding anything to the contrary in this Agreement, if Zomedica does not pay in cash in full any of the amounts payable to Qorvo pursuant to Sections5.1 or 5.3.1 within [***] days after the date Qorvo notifies Zomedica that such payment is past due, then this Agreement may be terminated immediately by Qorvo by providing written notice to Zomedica.

10.4. Termination for Insolvency. Either Party may terminate this Agreement by written notice in the event that either Party: (a) becomes insolvent, (b) suffers a receiver or trustee to be appointed for it or any part of its property, (c) makes a general assignment for the benefit of its creditors, (d) institutes any proceeding under any law relating to bankruptcy or insolvency or the reorganization or relief of debtors, or (e) has an involuntary proceeding filed against it under any law relating to bankruptcy or insolvency or the reorganization or relief of debtors that remains unopposed for a period of thirty (30) days.

26

Execution Copy

11. Effects of Expiration or Termination

11.1. Effect of Expiration or Termination. Upon any expiration or termination of this Agreement, and subject to Section11.2 and Section11.3, each Party’s rights, licenses, and obligations hereunder will terminate, provided that neither Party will be released from any obligation that accrued prior to the effective date of such expiration or termination, and such expiration or termination will not relieve a Party from obligations that are expressly indicated to survive the expiration or termination of this Agreement. Within [***] days of the expiration or termination of this Agreement for any reason, each Party will return to the other Party all materials provided to it by the other Party hereunder, including all Confidential Information and all copies or embodiments thereof in their possession, and will destroy or render unusable all other Confidential Information and copies thereof which for any reason cannot be delivered to the Party that disclosed the Confidential Information. In such event, an authorized representative of the Party that received the Confidential Information will certify in writing to the other Party that all Confidential Information has been destroyed or delivered to the Party that originally disclosed it. Notwithstanding the foregoing, the Recipient is not obligated to destroy electronic copies of Confidential Information maintained in the ordinary course of business and may retain a copy in its legal files for purposes of demonstrating compliance with this Agreement. Any such retained copies shall remain subject to the obligations of confidentiality set forth in this Agreement as long as they remain in the possession of the Recipient.

11.2. Inventory Sell Off. Upon termination or expiration of this Agreement for any reason, on a Product-by-Product basis, during the Product Inventory Sell Off Period, Zomedica will have the right to continue to distribute, market, and promote sales of the Products then in its inventory on a non-exclusive basis in accordance with the terms of this Agreement; provided that any such sales shall be Net Sales for purposes of this Agreement and subject to Zomedica’s royalty obligations under Section5.3.

11.3. Survival. All rights and obligations of the Parties that, by their nature must survive the expiration or termination of this Agreement to give effect to their intent will continue until fully performed, including without limitation, the provisions of Articles1, 2, 7, 11 and 12, and Sections4.3, 5.3.4, 5.3.5, 5.3.6, 5.4, 5.5, 5.6, 6.1, 8.7, 9.1, 9.2, 9.3 and 9.4.

12. Miscellaneous

12.1. Notice. All notices and demands of any kind pursuant to this Agreement which either Party may be required or desire to serve upon the other will be in writing and will be delivered by personal service or by mail, commercial overnight courier, telegram or email, at the address or email address of the receiving Party set forth below (or at such different addresses or email address as may be designated by such Party by written notice to the other Party). All notices or demands by mail or courier will be postage prepaid and will be deemed given upon receipt. All notices or demands by email will be deemed given upon dispatch (provided there is no “bounce-back” error message received).

If to Qorvo:

Qorvo Biotechnologies, LLC

c/o Qorvo, Inc.

7628 Thorndike Road

Greensboro, NC 27409

Attention: General Counsel

Email: J.K.Givens@qorvo.com

27

Execution Copy

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

1600 El Camino Real

Menlo Park, CA 94025

Attention: Paul Scrivano and David Bauer

E-mail: Paul.Scrivano@davispolk.com and David.Bauer@davispolk.com

If to Zomedica or Zomedica Corp.:

Zomedica Inc.

100 Phoenix Drive, Suite 190

Ann Arbor, MI 48108

Attention: General Counsel

E-mail:   kdehaanfullerton@zomedica.com

with a copy (which shall not constitute notice) to:

Dickinson Wright

200 Ottawa Ave., N.W., Suite 1000

Grand Rapids, MI  49503

Attention:              Craig Phillips

E-mail:   CPhillips@dickinson-wright.com

12.2. Assignment.

12.2.1. Zomedica may not assign, transfer or otherwise convey this Agreement, any rights or obligations under this Agreement, or any rights or obligations with respect to any Products or Zomedica Developed IP, whether voluntarily, by operation of law or otherwise, without the prior written consent of Qorvo; provided, however, that Zomedica may, without the consent of Qorvo, assign, transfer or otherwise convey all of Zomedica’s rights and obligations under this Agreement or with respect to any Products or Zomedica Developed IP in their entirety to an Affiliate or a successor to all or substantially all of Zomedica’s business or assets to which this Agreement relates. Zomedica will provide Qorvo with written notice at least thirty (30) days in advance of any direct assignment of this Agreement; provided, however, that Zomedica shall not be required to provide such notice to Qorvo in the event of a Change of Control of Zomedica or merger, consolidation, conversion, domestication, share exchange or sale or exchange of a majority of the voting capital stock or consolidated assets of Zomedica.

28

Execution Copy

12.2.2. Qorvo, or its successor, may without the consent of Zomedica, assign, transfer or otherwise convey any rights and obligations under this Agreement to any Person. Qorvo will provide Zomedica with written notice at least [***] days in advance of any direct assignment of this Agreement; provided, however, that such requirement to provide written notice shall not apply to, and Qorvo shall not be required to provide such notice in the event of, a Change of Control of Qorvo or merger, consolidation, conversion, domestication, share exchange with or involving Qorvo or the sale, transfer or exchange of a majority of the voting capital stock or consolidated assets of Qorvo or the sale, transfer or assignment by Qorvo of all or substantially all of Qorvo’s business relating to BAW Sensors or any other business or assets of Qorvo to which this Agreement relates (it being understood that, for the avoidance of doubt, none of the transactions described in this proviso shall constitute a direct assignment). Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall prevent Qorvo from, or require any notice to Zomedica with respect to, Qorvo assigning, transferring or conveying this Agreement to an Affiliate of Qorvo.

12.2.3. In the event of any direct assignment by either Party of this Agreement, the assignee shall agree to be bound by the terms and conditions of this Agreement. This Agreement will be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. Any purported direct assignment in violation of this Section 12.2 will be null, void, and of no legal effect.

12.3. Non-Solicitation. During the term of, and for [***] [***] following the expiration of, the Transition and Support Agreement, neither Party will, directly or indirectly, solicit for hire any individual [***].

12.4. Guarantee. Zomedica Corp. hereby unconditionally, absolutely, continuously and irrevocably guarantees to Qorvo the full, complete and timely payment and performance by Zomedica of each and every obligation, covenant or agreement, and all of the liabilities of Zomedica, arising under this Agreement (collectively, the “Zomedica Guaranteed Obligations”), subject to [***]. Zomedica Corp.’s obligations under this Section12.4 are a continuing guarantee and shall remain in full force and effect until the satisfaction in full of all Zomedica Guaranteed Obligations. Zomedica Corp.’s obligations under this Section12.4 may not be revoked or terminated and shall remain in full force and effect and binding on Zomedica Corp. until the complete, irrevocable, and indefeasible payment and satisfaction in full of the Zomedica Guaranteed Obligations. No failure on the part of Qorvo to exercise, and no delay in exercising, any right, remedy or power under this Section12.4 or otherwise shall operate as a waiver thereof, nor shall any single or partial exercise by Qorvo of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power.

12.5. Independent Contractors; No Implied Duties. In making and performing this Agreement, the Parties act and will act at all times as independent contractors. Nothing in this Agreement will be construed to create a partnership, joint venture or agency relationship between the Parties, and at no time will either Party make any commitments or incur any charges or expenses or be responsible for payment of salary, including, except as provided in Section 5, any applicable withholding of income taxes and social security, worker’s compensation, disability benefits and the like, for or in the name of the other Party. Neither Party will have any fiduciary duty to the other Party as a result of the relationship contemplated in this Agreement.

29

Execution Copy

12.6. Governing Law; Jurisdiction; Venue. This Agreement and the performance hereunder will be governed by, and construed in accordance with, the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State. Each Party hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of New York located in New York County, New York, and the United States District Court for the Southern District of New York for the purpose of any claim, controversy, action, cause of action, suit, or litigation (“Action”) between the Parties arising in whole or in part under or in connection with this Agreement. Each Party hereby waives and agrees not to assert in any such Action any claim that is not subject personally to jurisdiction in the above-named courts or that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non-conveniens or should be transferred or removed from any of the above-named courts. Each Party agrees not to commence any Action other than before the above-named courts, other than for the sole purpose of enforcing an order or judgment issued by one of the above-named courts. Each Party agrees that for any Action between the Parties arising in whole or in part under or in connection with this Agreement, such Party will bring such Action only in New York City, New York. Each Party waives and will not assert any claim that venue should not properly lie in any location other than New York County, New York.

12.7. Service of Process. Each Party irrevocably waives any objections or immunities to jurisdiction to which it may otherwise be entitled or become entitled (including sovereign immunity, immunity to pre-judgment attachment, post-judgment attachment and execution) in any legal suit, action or proceeding against it arising out of or relating to this Agreement or the transactions contemplated hereby which is instituted in any such court. The Parties agree that service of process may also be effected by certified or registered mail, return receipt requested, or by reputable overnight courier service, directed to the other Party at the addresses set forth herein in Section12.1, and service so made shall be completed when received.

12.8. Force Majeure. Neither Party will be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performance of its obligations under this Agreement to the extent that such performance is caused by or results from causes beyond reasonable control of the affected Party and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse will be continued so long as the condition constituting force majeure continues and the nonperforming Party makes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure will include conditions beyond the reasonable control of the Parties, including an act of God, war (whether war be declared or not), civil commotion, terrorist act, labor strike or lock-out, epidemic, pandemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe. Notwithstanding the foregoing, a Party will not be excused from making payments owed hereunder because of a force majeure affecting such Party.

12.9. Equitable Relief. Notwithstanding anything to the contrary set forth in this Agreement, the Parties each stipulate and agree that (a) the other Party’s Confidential Information includes highly sensitive trade secret information, (b) a breach of Article7 by a Party with respect to such information may cause irrevocable harm for which monetary damages would not provide a sufficient remedy, and (c) in such case of a breach of Article7, the non-breaching Party will be entitled to seek equitable relief (including temporary or permanent restraining orders, specific performance or other injunctive relief) from any court of competent jurisdiction. In addition, and notwithstanding anything to the contrary set forth in this Agreement, in the event of any other actual or threatened breach hereunder, the aggrieved Party may seek equitable relief (including temporary or permanent restraining orders, specific performance or other injunctive relief) from any court of competent jurisdiction.

30

Execution Copy

12.10. Remedies. All remedies available to a Party hereunder are cumulative, and may, to the extent permitted by Applicable Law and not expressly excluded hereunder, be exercised concurrently or separately. The exercise by a Party of any one remedy will not be deemed to be an election of such remedy or to preclude the exercise of any other remedy.

12.11. Amendment and Waiver. No failure or delay on the part of any Party in exercising any right, power or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right, power or remedy preclude any other of further exercise thereof or the exercise of any other right, power or remedy. Any amendment, supplement or modification of or to any provision of this Agreement and any waiver of any provision of this Agreement will be effective (a) only if it is made or given in writing and signed by all Parties and (b) only in the specific instance and for the specific purpose for which made or given.

12.12. Compliance with Law. Each Party covenants to the other Party that it will comply with all Applicable Law in exercising its rights and in carrying out its duties and obligations set forth in this Agreement.

12.13. Further Assurances. Each Party will take those actions reasonably requested of it and will provide any additional assurance reasonably necessary, to accomplish the terms of this Agreement.

12.14. Disclosure of Terms of Agreement. Except as permitted under Section7.3, neither Party will make public any of the terms of this Agreement that constitute Confidential Information except as mutually agreed with the other Party.

12.15. Construction. Except where the context expressly requires otherwise, (a) the use of any gender herein will be deemed to encompass references to either or both genders, and the use of the singular will be deemed to include the plural (and vice versa), (b) the words “include,” “includes,” and “including” will be deemed to be followed by the phrase “without limitation,” (c) the word “will” will be construed to have the same meaning and effect as the word “shall,” (d) any definition of or reference to any agreement, instrument, or other document herein will be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any person will be construed to include the person’s successors and assigns, (f) the words “herein,” “hereof,” and “hereunder” and words of similar import, will each be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles and Sections will be construed to refer to Articles and Sections of this Agreement, (h) the word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent,” “approve,” or the like will require that such agreement, consent, or approval be specific and in writing, whether by written agreement, letter, approved minutes, or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and (k) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or.”

31

Execution Copy

12.16. Interpretation. The Parties acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party will not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement will be construed fairly as to each Party and not in a favor of or against either Party, regardless of which Party was generally responsible for the preparation of this Agreement.

12.17. Severability. If any of the provisions of this Agreement will be held by a court or other tribunal of competent jurisdiction to be invalid or unenforceable, then the remaining provisions of this Agreement will remain in full force and effect. The Parties will then endeavor to replace such invalid or unenforceable provision with a valid, enforceable clause that is closest to the contents of such invalid or unenforceable provision.

12.18. Entire Agreement. This Agreement, along with the BAW Sensor Supply Agreement and Transition and Support Agreement, constitutes the entire agreement between the Parties with respect to its subject matter and supersedes all prior agreements, understandings, commitments, negotiations, and discussions with respect thereto, whether oral or written. In particular, and without limitation, this Agreement supersedes and replaces the NDA, Development and Supply Agreement and any and all term sheets relating to the transactions contemplated by this Agreement and exchanged between the Parties prior to the Effective Date.

12.19. Counterparts. This Agreement may be executed in any number of counterparts, and execution by each of the Parties of any one of such counterparts will constitute due execution of this Agreement. Each such counterpart hereof will be deemed to be an original instrument and all such counterparts together will constitute but one agreement. Signatures may be exchanged by scanned PDF or executed electronically, which will have the same effectiveness as original signatures.

[Remainder of page intentionally left blank; signature page follows]

32

Execution Copy

IN WITNESS WHEREOF, the Parties hereto have caused this Development and Manufacturing License Agreement to be executed by their duly authorized representatives as of the Effective Date.

Qorvo Biotechnologies, LLC	Zomedica Inc.
Signature:	Signature:
Name:	Name:
Title:	Title:

Solely for purposes of Article 2 and Section 12.4 hereof: Zomedica Corp.
Signature:
Name:
Title:

33